Exhibit 3

LOAN AGREEMENT

This Loan Agreement, dated as of December 27, 2019 (this “Agreement”), is among Sumitomo Dainippon Pharma Co., Ltd., a company (Kabushiki Kaisha) incorporated under the laws of Japan (the “Lender”), Myovant Sciences Ltd., an exempted company organized under the laws of Bermuda (the “Parent”), and Myovant Sciences GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Switzerland (the “Borrower” and, together with the Parent and the Lender, the “Parties” and each, a “Party”).

PRELIMINARY STATEMENTS:

A. The Borrower is a subsidiary of the Lender.

B. The Borrower has requested the Lender provide it with loans in the maximum principal amount not to exceed $400,000,000.

C. The Borrower’s obligations to the Lender will be guaranteed by the Parent and certain of the Parent’s subsidiaries pursuant to the terms of the Guaranty (as defined below).

D. This Agreement and the loans made hereunder constitute the loan agreement and the term loan facility referred to in the letter agreement dated as of October 31, 2019, from the Lender to the Parent.

AGREEMENT:

In consideration of the foregoing and the mutual agreements contained in this Agreement, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

SECTION 1. INTERPRETATION:

This Agreement is to be interpreted in accordance with the rules of construction set forth on Annex A. Capitalized terms used in this Agreement and not otherwise defined have the meanings set forth for such terms on Annex A. All annexes, schedules and exhibits to this Agreement are deemed to be a part of this Agreement.

SECTION 2. LOAN FACILITY:

2.1 Loans. Subject the terms and conditions of this Agreement, the Lender shall make loans (collectively, the “Loans” and each, a “Loan”) to the Borrower from time to time from the Closing Date to, but not including, the Drawdown Termination Date as requested by the Borrower in accordance with the terms of Section 2.2 so long as the aggregate outstanding principal amount of the Loans does not exceed $400,000,000. All Loans will be made in Dollars. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow the Loans until the Drawdown Termination Date.

2.2 Drawdown Procedures. The Borrower may not request a Loan more than once in any calendar quarter. The Borrower shall give the Lender prior written notice of its intention to borrow a Loan substantially in the form of Exhibit A (a “Drawdown Notice”) not later than 12:00 p.m., Japan Standard Time, at least ten Business Days prior to the first day of the calendar quarter in which such Loan is to be made, specifying (a) the calendar quarter in which such Loan is to be made, (b) the principal amount of such Loan, which must be at least $1,000,000 and may not exceed the amount for which the Borrower can use the proceeds thereof as set forth in Section 2.3 and (c) the location and number of the Borrower’s deposit account to which the proceeds of such Loan are to be disbursed (provided that within one Business Day after the Closing Date, the Lender shall disburse to the Borrower the proceeds of a Loan in the amount of $113,700,000 to be used as described in Section 2.3(A)). A Borrowing Notice received after 12:00 p.m., Japan Standard Time, is deemed received on the next Business Day. If the Parent Board consents to the Borrower’s Drawdown Notice, the Lender shall disburse the proceeds of the Loan requested in such Drawdown Notice in immediately available funds on the first day of the calendar quarter for such Loan was requested (or if such day is not a Business Day, then the next succeeding day that is a Business Day and in the case of the Loan to be disbursed within one Business Day after the Closing Date, on such Business Day) by crediting or wiring such proceeds to the deposit account of the Borrower identified in the Drawdown Notice or as may be otherwise agreed upon by the Borrower and the Lender.

2.3 Use of Proceeds. The Borrower shall, and shall cause each of its Subsidiaries to, use the proceeds of the Loans:

(A)

with respect to the Loan to be disbursed within one Business Day after the Closing Date, to (i) repay in full the outstanding loans and other obligations under the Hercules Facility, (ii) to repay or redeem in full the outstanding notes issued, and pay other obligations, under the NQ Facility, (iii) to finance the costs and expenses incurred by the Borrower in connection with the Loan Documents and (iv) as provided in Section 2.3(B) with respect to the calendar quarter following the Closing Date; and

(B)

with respect to Loans made with respect to a specified calendar quarter, to finance the business operating expenditures of the Parent and its Subsidiaries incurred during such calendar quarter in accordance with the Rolling Forecast in effect at such time (and expressly excluding any distributions to the shareholders of the Parent) or as otherwise approved by the Lender from time to time.

The Borrower shall not use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

2.4 Evidence of Debt. The Lender shall maintain records evidencing the Borrower’s indebtedness resulting from the Loans, and the entries made in such records are prima facie evidence, absent manifest error, of the existence and amounts of the obligations recorded therein. The Lender’s failure to maintain such records or make any entry therein or any error therein does not in any manner affect the obligations of the Borrower under the Loan Documents. Upon the Lender’s request, the Borrower shall prepare, execute and deliver a promissory note to the Lender to evidence the amount of the Lender’s commitment to make the Loans, in a form reasonably approved by the Lender.

2.5 Repayment of the Loans. The Borrower shall repay the outstanding principal amount of the Loans in full on the Maturity Date. The Borrower shall repay the outstanding principal amount of the Loans upon the Lender’s demand (a) within 30 days of the occurrence of a Change of Control or (b) if the Lender reasonably determines in good faith it is unlawful under applicable law, or that any Governmental Authority has asserted that it is unlawful under applicable law, for the Lender to maintain the Loans, or any Governmental Authority has imposed material restrictions on the authority of the Lender to maintain the Loans.

2.6 Prepayment of the Loans. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, with irrevocable prior written notice to the Lender substantially in the form attached as Exhibit B (a “Prepayment Notice”) given not later than 12:00 p.m., Japan Standard Time, at least ten Business Days before the proposed prepayment date, specifying the date and amount of the prepayment. If a Prepayment Notice is given, the Borrower shall prepay the amount specified in such Prepayment Notice on the prepayment date set forth therein. A partial prepayment of the Loans must be in a minimum amount of $100,000 or any whole multiple of $100,000 in excess thereof. A Prepayment Notice received after 12:00 p.m., Japan Standard Time, is deemed received on the next Business Day. Subject to the terms and conditions hereof, amounts prepaid under this Section 2.6 may be reborrowed. Notwithstanding the foregoing, any Prepayment Notice delivered in connection with any refinancing of the Obligations with the proceeds of such refinancing or of any other incurrence of Indebtedness may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the Borrower in the event such refinancing is not consummated.

2.7 Interest. The Borrower shall pay interest on the outstanding principal amount of the Loans at a rate per annum equal to the Benchmark Rate in effect from time to time plus the Margin. After the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on the outstanding principal amount of the Loans from the date of such Event of Default until such Event of Default has been waived by the Lender in writing at a rate per annum equal to 5% in excess of the interest rate then applicable to the Loans, such interest being payable on demand.

(A)

Accrued and unpaid interest is payable on the last day of each of calendar quarter (commencing with the first full calendar quarter ended after the Closing Date), on the date of any prepayment of the Loans, on the Maturity Date and, after the Maturity Date, on demand. The Lender shall provide to the Borrower a calculation of interest prior to any interest payment date, together with remittance information for the Lender (but the Lender’s failure to provide such information does not in any manner affect the obligations of the Borrower under the Loan Documents).

(B)

If LIBOR becomes unavailable, the Lender and the Borrower will negotiate in good faith to select an alternative interest rate to replace LIBOR that is an industry accepted successor rate for determining an interest rate as a replacement to LIBOR for floating rate obligations at such time, and such alternative interest rate (plus the Margin) will be the interest rate for purposes of this Agreement. In the event that the Lender and the Borrower cannot, within 30 days after LIBOR becomes unavailable, agree to such an alternative interest rate, the Lender shall select such alternative interest rate.

(C)

Notwithstanding anything in the Loan Documents to the contrary, if at any time the interest rate applicable to the Loans, together with all fees, charges and other amounts that are treated as interest on the Loans under applicable law (collectively, “charges”), exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of the Loans, together with all charges payable in respect thereof, is limited to the Maximum Rate. The Lender shall apply any amount it collected that exceeds the maximum amount collectible at the Maximum Rate to the reduction of the outstanding principal amount of the Loans or refunded to the Borrower so that at no time will the interest and charges paid or payable in respect of the Loans exceed the maximum amount collectible at the Maximum Rate.

(D)	All computations of interest under this Agreement are made on the actual number of days elapsed over a year of 360 days.

2.8 Manner of Payment. The Borrower shall make each payment on account of the principal of or interest on the Loans or of any other amounts payable under this Agreement (a) not later than 12:00 p.m., Japan Standard Time, on the date specified for payment by this Agreement, (b) to the Lender at the Lender’s address as set forth in Section 8.5 or such other location as the Lender may identify in writing to the Borrower for such purpose, (c) in Dollars and in immediately available funds and (d) without condition or deduction for any counterclaim, defense, recoupment or setoff. Any payment received after 12:00 p.m., Japan Standard Time, is deemed to have been made on the next succeeding Business Day for all purposes. If any payment under this Agreement is specified to be made upon a day that is not a Business Day, then the Borrower shall make such payment on the next succeeding day that is a Business Day and such extension of in such case will be included in computing any interest if payable along with such payment.

2.9 Recalculation of Interest.

(A)

When entering into this Agreement, the Parties assumed that interest at the rates set out in this Agreement is not and will not become subject to Swiss Withholding Tax. If, contrary to such assumption, a deduction for Swiss Withholding Tax is required by Swiss law to be made by the Borrower in respect of any interest payable by it under this Agreement and should Section 2.10 be unenforceable for any reason, the applicable interest rate in relation to that interest payment will be (i) the interest rate which would have applied to that interest payment (as provided for in Section 2.7) in the absence of this Section 2.9 divided by (ii) one minus the rate at which the relevant deduction is required to be made pursuant to the Swiss Withholding Tax Act or any applicable tax treaty (where the rate at which the relevant deduction is required to be made is for this purpose expressed as a fraction of one rather than as a percentage) and (a) the Borrower is obliged to pay the relevant interest at the adjusted rate in accordance with this Section 2.9, (b) the Borrower shall make the deduction or withholding on the interest so recalculated and (c) all references to a rate of interest in Section 2.7 will be construed accordingly.

(B)

No recalculation of interest will be made under this Section 2.9 (i) with respect to a specific Lender (other than a Lender which is a Permitted Non-Qualifying Bank) in relation to which the Borrower makes payments under this Agreement if Swiss Withholding Tax is imposed on such payments as a result of a violation of the Non-Bank Rules which occurred because such Lender (a) was a Qualifying Bank when it became a Lender under this Agreement but on that date such Lender is not or has ceased to be Qualifying Bank other than as a result of any change of law after the date it became a Lender under the Agreement, (b) made an incorrect declaration of its status as Qualifying Bank or (c) failed to comply with its obligations under Section 8.7 or (ii) if Swiss Withholding Taxes is imposed on payments of the Borrower pursuant to this Agreement that are recharacterized as dividends as a result of and to the extent that the rate of interest on the Loans exceeds the safe haven provided by the Swiss Federal Tax Administration on advances and loans between related parties.

2.10 Withholding.

(A)

The Borrower shall make all payments to the Lender under this Agreement without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto) unless required by a Governmental Authority or applicable law, regulation or international agreement. If at any time a Governmental Authority or applicable law, regulation or international agreement requires the Borrower to make any withholding or deduction from a payment to the Lender under this Agreement, the amount due from the Borrower with respect to such payment will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, the Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and the Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority unless the Borrower is contesting the amount or validity of such withholding payment in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by the Borrower. The Borrower shall, upon request, furnish the Lender with proof reasonably satisfactory to the Lender indicating that the Borrower has made such withholding payment. No increase of the sum payable with respect to any Swiss Withholding Tax is made under this Section 2.10 if one of the exemptions set forth in Section 2.9(B) applies. The Borrower’s obligations under this Section 2.10 survive the termination of the Loan Documents and payment of the Obligations.

(B)

The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect to payments made by the Borrower to the Lender under this Agreement. Without limiting the generality of the foregoing, the Lender shall provide the Borrower any tax forms and other information that may be reasonably necessary in order for the Borrower to not withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income tax treaty. The Lender shall provide any such tax forms to the Borrower at least 30 days prior to the due date for any payment for which the Lender desires that the Borrower apply a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

2.11 Indemnity. The Borrower shall indemnify the Lender and each Related Party of the Lender (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (a) the execution or delivery of each Loan Document, the performance by the Parties of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (b) the Loans or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto. The indemnity provided by this Section 2.11 is not, as to any Indemnitee, available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (ii) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations under any Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (iii) result from a claim not involving an act or omission of the Borrower and that is brought by an Indemnitee against another Indemnitee. The Borrower’s obligations under this Section 2.11 survive the termination of the Loan Documents and payment of the Obligations. This Section 2.11 does not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim.

SECTION 3. REPRESENTATIONS:

The Parent and the Borrower, as applicable, make the following representations to the Lender, which representations survive the execution and delivery of this Agreement:

3.1 Existence, Qualification and Power. The Parent and each Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority and all material requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

3.2 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is party have been duly authorized by all necessary organizational action, and do not and will not (a) contravene the terms of its organizational documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material security issued by such Loan Party or any material agreement, instrument or other undertaking to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any Subsidiary (other than the payments contemplated in Section 2.3(A)) or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or any Subsidiary or its property is subject or (c) violate any law in any material respect.

3.3 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, each Loan Party of each Loan Document to which it is a party, except for such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and in full force and effect.

3.4 Execution and Delivery; Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

3.5 Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of the Parent or the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent or any Subsidiary or against any of their properties or revenues that (a) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to any Loan Document or any of the transactions contemplated hereby.

3.6 No Material Adverse Effect. Neither the Parent nor any Subsidiary is in default under or with respect to any security issued by such Person or any agreement, instrument or other undertaking to which such Person is a party or affecting such Person or its properties that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.7 Solvency. The fair value of the property of the Loan Parties, taken as a whole, is greater than the total amount of their liabilities, including contingent liabilities, the present fair saleable value of the Loan Parties, taken as a whole, is not less than the amount that will be required to pay the probable liability of such Loan Parties, taken as a whole, on their debts as they become absolute and matured, the Loan Parties do not intend to, or believes that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature and the Loan Parties are not engaged in a business or a transaction, and are not about to engage in a business or a transaction, for which their property, taken as a whole, would constitute an unreasonably small capital. The amount of any contingent liability at any time is computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

3.8 Property. Each of the Parent and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.9 Taxes. The Parent and its Subsidiaries have filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

3.10 Compliance with Laws. Each of the Parent and its Subsidiaries is in compliance with the requirements of all laws (including ERISA and Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock. Neither the Parent nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

3.11 Sanctions; Anti-Corruption.

(A)

None of the Parent, any of its Subsidiaries or, to the knowledge of the Parent or the Borrower, any director, officer, employee, agent or Affiliate of the Parent or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, currently, Crimea, Cuba, Iran, North Korea and Syria).

(B)

The Parent, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Parent or the Borrower, the agents of the Parent and its Subsidiaries, are in compliance, in all material respects, with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law. The Parent and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

3.12 Disclosure. The reports, financial statements, certificates and other written information (other than projected or pro forma financial information and information of a general industry nature) furnished by or on behalf of the Parent or its Subsidiaries to the Lender in connection with the transactions contemplated by this Agreement and the negotiation of the Loan Documents or delivered under any Loan Document (as modified or supplemented by other written information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading. All projected or pro forma financial information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).

3.13 Non-Bank Rules. The Borrower is in compliance with the Non-Bank Rules, provided, that, the Borrower shall not be in breach of this representation if its number of creditors that are not Qualifying Banks in respect of either the 10 Non-Bank Rule or the 20 Non-Bank Rule is exceeded solely because a Lender having (a) made an incorrect declaration of its status as to whether or not it is a Qualifying Bank, (b) failed to comply with its obligation under Section 8.7 or (c) ceased to be a Qualifying Bank other than as a result of a change in law after the date it became a Lender under this Agreement. For the purpose of its compliance with the 20 Non-Bank Rule under this Section 3.13, the number of Lenders under this Agreement which are not Qualifying Banks shall be deemed to be ten (irrespective of whether or not there are, at any time, any such Lenders).

SECTION 4. CONDITIONS:

4.1 Closing Date. This Agreement, and the obligations of the Lender under this Agreement, becomes effective when (a) it is fully executed by all Parties and (b) each of the conditions set forth on Annex B has been satisfied or waived in writing by the Lender.

4.2 Conditions Precedent to Drawdown. The obligation of the Lender to make a Loan (including the initial Loan to be disbursed within one Business Day after the Closing Date) is subject to the satisfaction of the following conditions:

(A)

other than with respect to the initial Loan to be disbursed within one Business Day after the Closing Date, the Lender has received a written Borrowing Request in accordance with the requirements hereof and the requested Loan is made in accordance with the Rolling Forecast in effect at such time;

(B)

the representations of the Borrower set forth in the Loan Documents are true and correct in all material respects on and as of the date of such Loan is made (or, in the case of any such representation expressly stated to have been made as of a specific date, as of such specific date);

(C)	no Default has occurred and is continuing or would result from the making of such Loan or from the application of proceeds thereof;

(D)	no Disruption Event is continuing;

(E)	no Change of Control has occurred;

(F)

other than with respect to the initial Loan to be disbursed within one Business Day after the Closing Date, the Indebtedness under the NQ Facility and the Hercules Facility has been repaid in full, the commitments (if any) in respect thereof have been terminated and all guarantees and security therefor have been released (and the Borrower has delivered to the Lender documentation in form and substance satisfactory to the Lender evidencing such repayment, termination and release); and

(G)

the Lender has not reasonably determined in good faith that it is unlawful under applicable law, and no Governmental Authority has asserted that it is unlawful under applicable law, for the Lender to make, maintain or fund the Loans, and no Governmental Authority has imposed material restrictions on the authority of the Lender to make, maintain or fund the Loans.

Each Drawdown Notice by the Borrower and the making of each Loan is deemed to constitute a representation by the Borrower on and as of the date of the applicable Loan as to the matters specified in Sections 4.2(B) and 4.2(C).

SECTION 5. AFFIRMATIVE COVENANTS:

Until the Obligations have been indefeasibly repaid in full (other than contingent indemnification obligations not then due) and the Lender has no further commitment to the Borrower under this Agreement:

5.1 Financial Statements. The Parent shall furnish to the Lender (in English):

(A)

Within 90 days after the end of each of the Parent’s fiscal years commencing with the fiscal year ending March 31, 2020, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing, which report and opinion must be prepared in accordance with GAAP to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(B)

Within 45 days after the end of each of the Parent’s first three fiscal quarters of any fiscal year, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations and shareholders’ equity for such fiscal quarter and for the portion of the Parent’s fiscal year then ended and the related consolidated statements of cash flow for the portion of the Parent’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding period of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Responsible Officer of the Parent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes;

(C)

As soon as practicable after approval by the Parent Board, the Parent’s Rolling Forecast for each calendar quarter and any other extension, amendment, modification or supplement to the Rolling Forecast; and

(D)	As soon as available (and in any event within 90 days after the end of each of the Parent’s fiscal years), an annual report on Form 10-K of the Parent for such fiscal year.

Notwithstanding the foregoing, the Parent may deliver the documents required to be delivered under Sections 5.1(A),(B) and (D) electronically and such documents are deemed to have been delivered on the date on which the Parent files such documents with the Commission and such documents are publicly available on the Commission’s EDGAR filing system or any successor thereto and for purposes hereof, any certifications filed in connection therewith under Section 906 of the Sarbanes Oxley Act of 2002, as amended, are deemed to satisfy the requirements of Section 5.1(B).

5.2 Notices. The Parent shall promptly notify the Lender of (a) the occurrence of any Default, (b) the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent or any Affiliate thereof that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to result in liability of the Parent and its Subsidiaries in an aggregate amount exceeding $2,500,000 and (c) the occurrence of any matter or development (including with respect to matters governed by ERISA or any Environmental Law) that has had or could reasonably be expected to have a Material Adverse Effect. Each notice delivered under this Section 5.2 must be accompanied by a statement of a Responsible Officer of the Parent setting forth the details of the occurrence requiring such notice and stating what action the Parent has taken and proposes to take with respect thereto.

5.3 Preservation of Existence. The Parent shall, and shall cause each of its Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization except in a transaction permitted by Section 6.3 or Section 6.4, (b) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

5.4 Maintenance of Properties. The Parent shall, and shall cause each of its Subsidiaries to, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted) and (b) make all necessary repairs thereto and renewals and replacements thereof, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Insurance. The Parent shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Parent and its Subsidiaries) as are customarily carried under similar circumstances by such Persons.

5.6 Payment of Obligations. The Parent shall, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Parent or such Subsidiary, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.7 Compliance with Laws. The Parent shall, and shall cause each of its Subsidiaries to, comply with the requirements of all laws (including ERISA and Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.8 Books and Records. The Parent shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent or such Subsidiary, as the case may be.

5.9 Inspection Rights. The Parent shall, and shall cause each of its Subsidiaries to, permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its organizational, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably requested. Other than with respect to visits and inspections during the continuation of an Event of Default, the Lender may not exercise its rights under this Section 5.9 more than two times during any calendar year. When an Event of Default exists, the Lender (or any of its representatives or independent contractors) may take any of the actions under this Section 5.9 at the expense of the Borrower and at any time during normal business hours and without advance notice.

5.10 Pari Passu Ranking. The Borrower shall ensure that the Obligations rank at least pari passu with its other present and future obligations to any other lender or for any other debt, except with respect to Permitted Liens.

5.11 Sanctions; Anti-Corruption Laws. The Parent shall maintain in effect policies and procedures designed to ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.

5.12 Anti-Social Forces. The Parent shall, and shall cause any of its Subsidiaries to, maintain that none of the Parent or its Subsidiaries:

(A)	has a relationship with any Anti-Social Force in such a way that its management is controlled by such Anti-Social Force;

(B)	has a relationship with any Anti-Social Force in such a way that such Anti-Social Force is substantially involved in its management;

(C)

has a relationship with any Anti-Social Force in such a way that such it unduly uses such Anti-Social Force for the purpose of unfair benefit for itself, its own company or any third party or for the purpose of causing damage to any third party;

(D)	has a relationship with any Anti-Social Force in such a way as to provide funds to or extend credit for such Anti-Social Force; or

(E)

has a relationship with any Anti-Social Force in such a way that any of its officers or any other Person substantially involved in its management has any socially repugnant relationship with such Anti-Social Force.

5.13 Non-Bank Rules. The Borrower shall ensure that it is at all times in compliance with the Non-Bank Rules, provided that the Borrower shall not be in breach of this undertaking if its number of creditors in respect of either the 10 Non-Bank Rule or the 20 Non-Bank Rule is exceeded solely because a Lender having (a) made an incorrect declaration of its status as to whether or not it is a Qualifying Bank, (b) failed to comply with its obligations under Section 8.7 or (c) ceased to be Qualifying Bank other than as a result of any change in law after the date it became a Lender under this Agreement. For the purpose of its compliance with the 20 Non-Bank Rule under this Section 5.13, the number of Lenders under this Agreement which are not Qualifying Banks shall be deemed to be ten (irrespective of whether or not there are, at any time, any such Lenders).

5.14 Hercules Facility and NQ Facility. Within ten Business Days after the Closing Date (or such longer period as may be agreed by the Lender in its sole discretion), the Borrower shall repay the Indebtedness under the NQ Facility and the Hercules Facility in full, terminate all commitments (if any) in respect thereof and obtain the release of all guarantees and security therefor, and the Borrower shall deliver to the Lender documentation in form and substance satisfactory to the Lender evidencing such repayment, termination and release. The Lender consents to the Indebtedness under the NQ Facility and the Hercules Facility, the guarantees and Liens thereunder and the payments required under this Section 5.14 with respect thereto from the Closing Date until the tenth Business Day after the Closing Date (or such longer period as the Lender may agree hereunder).

5.15 People with Significant Control Regime. The Parent shall, and shall cause any of its Subsidiaries to, (a) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 (U.K.) from any company incorporated in the United Kingdom and (b) promptly provide the Lender with a copy of that notice.

SECTION 6. NEGATIVE COVENANTS:

Until the Obligations have been indefeasibly repaid in full (other than contingent indemnification obligations not then due) and the Lender has no further commitment to the Borrower under this Agreement:

6.1 Indebtedness. The Parent shall not, nor shall it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

6.2 Liens. The Parent shall not, nor shall it permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

6.3 Fundamental Changes. The Parent shall not, nor shall it permit any Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(A)	any Subsidiary that is a Guarantor may merge with (i) the Borrower so long as the Borrower is the continuing or surviving Person or (ii) another Guarantor;

(B)

any Subsidiary that is not a Guarantor may merge with (i) the Borrower or a Guarantor so long as the Borrower or such Guarantor is the continuing or surviving Person or (ii) any one or more other Subsidiaries so long as when any wholly owned Subsidiary is merging with another Subsidiary, a wholly owned Subsidiary is the continuing or surviving Person;

(C)	the Parent and its Subsidiaries may make Permitted Dispositions;

(D)	any Permitted Investment may be structured as a merger, consolidation or amalgamation; and

(E)

any Subsidiary (other than the Borrower) may dissolve, liquidate or wind up its affairs if it owns no material assets, engages in no business and otherwise has no activities other than activities related to the maintenance of its existence and good standing.

6.4 Dispositions. The Parent shall not, and shall not permit any Subsidiary to, make any Disposition or enter into any agreement to make any Disposition other than Permitted Dispositions or with respect to Permitted Dispositions.

6.5 Restricted Payments. The Parent shall not, and shall not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment other than Restricted Payments made (a) by a Subsidiary to the Parent or any other Subsidiary, (b) pursuant to employee, director or consultant repurchase plans or other similar agreements in accordance with applicable law (so long as the aggregate amount of such Restricted Payment do not exceed the original consideration received by the Parent or Subsidiary for the equity interests related thereto), (c) to repurchase such shares, stock or other equity interests deemed to occur upon exercise of stock options or warrants if such repurchased shares, stock or equity interest represents a portion of the exercise price of such options or warrants and (d) to repurchase such shares, stock or other equity interests deemed to occur upon the withholding of a portion of such shares, stock or equity interest granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof).

6.6 Investments. The Parent shall not, and shall not permit any Subsidiary to, make any Investments other than Permitted Investments.

6.7 Transactions with Affiliates. The Parent shall not, and shall not permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of the Parent, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms substantially as favorable to the Parent or such Subsidiary as would be obtainable by the Parent or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (b) transactions between or among the Parent and any of its Subsidiaries or between and among any Subsidiaries, (c) Restricted Payments permitted by Section 6.5, (d) Permitted Investments, (e) payment of customary compensation, fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Parent and its Subsidiaries in the ordinary course of business, (f) transactions pursuant to the agreements set forth on the Disclosure Schedule and (g) transactions with the Lender and with the other Strategic Alliance Entities approved by the Parent Board.

6.8 Certain Restrictive Agreements. The Parent shall not, and shall not permit any Subsidiary to, issue a security or enter into any agreement, instrument or other undertaking to which such Person is a party or affecting such Person or the properties of such Person (other than the Loan Documents) that, directly or indirectly, (a) limits the ability of (i) any Subsidiary to make Restricted Payments to the Borrower or the Parent or to otherwise transfer property to the Borrower or the Parent, (ii) any Subsidiary to guarantee Indebtedness of the Borrower or (iii) the Parent or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person. The provisions of this Section 6.8 will not apply to: (1) restrictions and conditions imposed by law or by any Loan Document; (2) restrictions and conditions existing on the date hereof and any amendments or modifications thereof that do not materially expand the scope of any such restriction or condition taken as a whole; (3) customary restrictions and conditions contained in any agreement relating to any Permitted Disposition pending the consummation of such Disposition; (4) customary provisions restricting the transfer or encumbrance of the specific property subject to a Permitted Lien; (5) restrictions or conditions set forth in any agreement governing Permitted Indebtedness; (6) any restriction arising in connection with any agreement or instrument governing equity interests of any joint venture or Person that is not a Subsidiary that is formed after the Closing Date; (7) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (8) restrictions on cash or other deposits (including escrowed funds) or net worth imposed under contracts entered into in the ordinary course of business; and (9) customary restrictions on Liens in licensing or collaboration agreements relating to intellectual property provided that such restrictions do not prohibit the Liens granted to the Lender pursuant to the Loan Documents.

6.9 Changes in Nature of Business. The Parent shall not, and shall not permit any Subsidiary to, engage to any material extent in any business other than those businesses conducted by the Parent and its Subsidiaries on the date hereof or any business reasonably related or incidental thereto or representing a reasonable expansion thereof.

6.10 Sanctions; Anti-Corruption Use of Proceeds. The Parent shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, (b) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (c) in any other manner that would result in a violation of Sanctions by any Person.

SECTION 7. DEFAULT; REMEDIES:

7.1 Events of Default. Each of the following events is an “Event of Default” for purposes of the Loan Documents:

(A)

the Borrower fails to pay (i) any principal of the Loans when and as the same becomes due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) any interest on the Loans or any other amount (other than the principal of the Loans) payable under any Loan Document when and as the same becomes due and payable, and such failure continues unremedied for a period of three or more Business Days;

(B)

any representation or warranty made or deemed made by or on behalf of a Loan Party in or in connection with any Loan Document or any amendment or modification thereof, or any waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof, or any waiver thereunder, is incorrect in any material respect when made or deemed made;

(C)

the Parent or the Borrower fails to observe or perform any covenant, condition or agreement contained in Section 2.3, Section 5.2(a), Section 5.3 (with respect to the Borrower’s existence), Section 5.14 or in Section 6;

(D)

a Loan Party fails to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in Section 7.1(A), Section 7.1(B) or Section 7.1(C)) and such failure continues unremedied for a period of 30 or more days after the earlier of (i) the Parent or the Borrower obtaining knowledge thereof or (ii) notice thereof by the Lender to the Borrower;

(E)

the Parent or any Subsidiary fails to (i) make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents and intercompany Indebtedness) having an aggregate principal amount of more than $1,000,000, in each case beyond the applicable grace period with respect thereto, if any, or the Parent or any Subsidiary fails to (ii) observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity;

(F)

there is entered against the Parent or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage) or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect and, in either case, (a) enforcement proceedings are commenced by any creditor upon such judgment or order or (b) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(G)

an involuntary proceeding is commenced or an involuntary petition is filed seeking (i) liquidation, reorganization or other relief in respect of the Parent or any Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, conservator or similar official for the Parent or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition continues undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(H)

the Parent or any Subsidiary (i) voluntarily commences any proceeding or files any petition seeking liquidation, examinership, reorganization or other relief under any Debtor Relief Law now or hereafter in effect (other than a proceeding for the liquidation or dissolution of a Subsidiary (other than the Borrower) permitted pursuant to Section 5.3), (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.1(G), (iii) applies for or consents to the appointment of a receiver, examiner, trustee, custodian, conservator or similar official for the Parent or any Subsidiary or for a substantial part of its assets, (iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) makes a general assignment for the benefit of creditors or (vi) takes any action for the purpose of effecting any of the foregoing;

(I)	the Parent or any Subsidiary becomes unable, admits in writing its inability or fails generally to pay its debts as they become due;

(J)

the Parent, the Parent Board or any committee of the Parent Board breaches or fails to comply with its agreements under Sections 4.4(b), 4.4(c) or 4.4(d) of the Investor Rights Agreement dated as of or about the Closing Date, among the Parent, Vant Alliance Ltd. and the Lender; or

(K)

any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or the Parent or any Subsidiary contests in writing the validity or enforceability of any provision of any Loan Document; or a Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document.

7.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, the Lender may:

(A)

terminate its obligation to make Loans to the Borrower (provided that upon the occurrence of an Event of Default specified in Section 7.1(G) or Section 7.1(H), the Lender’s obligation to make Loans to the Borrower automatically terminates without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower);

(B)

declare the outstanding principal of the Loans to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued and unpaid interest thereon and all other Obligations accrued hereunder, become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower (provided that upon the occurrence of an Event of Default specified in Section 7.1(G) or Section 7.1(H), all Obligations automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower); and

(C)	exercise all rights and remedies available to it under the Loan Documents and applicable law.

7.3 Right of Setoff. If an Event of Default has occurred and is continuing, the Lender and each of its Affiliates is authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Lender or any such Affiliate, to or for the credit or the account of the Parent or the Borrower against any and all of the Obligations, irrespective of whether or not the Lender or such Affiliate has made any demand under any Loan Document and although any Obligations may be contingent or unmatured.

7.4 Application of Payments. Following the occurrence and during the continuance of an Event of Default, the Lender has the exclusive right to determine the order and manner in which all payments received on account of the Obligations may be applied to the Obligations, including the right to reverse and re-apply any such payments.

7.5 Remedies Cumulative; Waiver. The rights of the Lender and its Affiliates under the Loan Documents are in addition to any other right or remedy (including rights of setoff) that the Lender or any such Affiliates may have. No failure to exercise and no delay in exercising any right or remedy under the Loan Documents operates as a waiver thereof. No single or partial exercise of any right or remedy under the Loan Documents, or any abandonment or discontinuance thereof, precludes any other or further exercise thereof or the exercise of any other right or remedy.

SECTION 8. MISCELLANEOUS:

8.1 Governing Law. This Agreement is governed by, and construed in accordance with, the laws of the State of New York.

8.2 Expenses. The Borrower shall pay (a) $75,000 to the Lender to reimburse the Lender for its reasonable out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of counsel) incurred in connection with the transactions contemplated by the Loan Documents prior to and including the Closing Date, (b) all reasonable out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of counsel) incurred by the Lender in connection with any amendments, modifications or waivers of the Loan Documents after the Closing Date (whether or not the transactions contemplated thereby are consummated) and (c) all out-of-pocket costs and expenses incurred by the Lender (including the fees, charges and disbursements of any counsel) in connection with the enforcement or protection of its rights (i) in connection with the Loan Documents, including its rights under this Section 8.2 or (ii) in connection with the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans. The Borrower’s obligations under this Section 8.2 survive the termination of the Loan Documents and payment of the Obligations.

8.3 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction is, as to such jurisdiction, ineffective to the extent of such invalidity, illegality or unenforceability without effecting the validity, legality and enforceability of the remaining provisions of this Agreement; and the invalidity of a particular provision in a particular jurisdiction does not invalidate such provision in any other jurisdiction.

8.4 Integration. The Loan Documents constitute the entire contract among the Parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

8.5 Notices. All notices and other communications provided for in the Loan Documents must be in writing and delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email to a Party at its address (or email address) set forth on Annex C. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, are deemed to have been given when received and notices and other communications sent to an e-mail address are deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement). Any Party may change its address or email address for notices and other communications hereunder by notice to the other Parties.

8.6 Amendments; Waivers. Neither this Agreement nor any provision hereof may be amended, modified or waived except pursuant to an agreement or agreements in writing entered into by the Parties. No waiver or consent under this Agreement is applicable to any events, acts or circumstances except those specifically covered thereby.

8.7 Successors and Assigns. This Agreement is binding upon, and inures to the benefit of, the Parties and their respective successors and permitted assigns. The Borrower may not assign or transfer any of its interests or rights, or delegate its duties or obligations, under this Agreement, in whole or in part, without the Lender’s prior written consent. The Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it or its commitment to make the Loans) with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), such consent not being required if an Event of Default has occurred and is continuing at the time of such assignment or such assignment is to an Affiliate of the Lender to the extent such Affiliate is a Qualifying Bank (provided that the Borrower is deemed to have consented to any such assignment unless it objects thereto by written notice to the Lender within ten Business Days after having received notice thereof and further provided that (a) the notice by the Lender shall contain a confirmation as to whether or not the assignee or transferee is a Qualifying Bank, (b) consent by the Borrower is deemed to be reasonably withheld if the relevant assignment or transfer could reasonably be expected to violate the 10 Non-Bank Rule or the 20 Non-Bank Rule and (c) the consent by the Borrower given to an assignment or transfer proposed to be made to a party which is not a Qualifying Bank (for the avoidance of doubt, with the consent given by the Borrower being a Permitted Non-Qualifying Bank) is deemed to be a confirmation by the Borrower that the 10 Non-Bank Rule or the 20 Non-Bank Rule is not violated). The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person in all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it or its commitment to make the Loans) so long as (a) the Lender’s obligations under this Agreement remain unchanged, (b) the Lender remains solely responsible to the other Parties for the performance of such obligations and (c) the Borrower will continue to deal solely and directly with the Lender in connection with its rights and obligations under this Agreement. Nothing in this Agreement, expressed or implied, may be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns) any legal or equitable right, remedy or claim under or by reason of this Agreement.

8.8 Submission to Jurisdiction; Waiver of Jury Trial.

(A)

Subject to, and without limiting the applicability of, Section 8.9, the Parties agree that any action or proceeding with respect to this Agreement or any judgment entered by any court in respect thereof may be brought in the United States District Court for the Southern District of New York or the courts of the State of New York and each Party submits to the jurisdiction of such court for the purpose of any such action, proceeding or judgment.

(B)

Each Party irrevocably consents to service of process in the manner provided for notice in Section 8.5. Nothing in this Agreement affects the right of any Party to service process in any other manner permitted by applicable law.

(C)

Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in Section 8.8(A). Each Party irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(D)

EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER REASON).

8.9 Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity of this Agreement will be determined by binding arbitration in Paris, France. The arbitration will be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”). The arbitration will be conducted before three arbitrators. The Lender shall nominate one arbitrator and the Borrower shall nominate another arbitrator. The third arbitrator will be selected by the two party-appointed arbitrators or, if the two party-appointed arbitrators cannot agree on the third arbitrator, by the ICC. The arbitration proceedings will be conducted in English. The award rendered by the arbitrators is final and binding upon the Parties. Judgment upon such award may be entered in any court having jurisdiction thereof. Each Party to the arbitration shall pay its own costs and expenses in connection with the arbitration.

8.10 Waiver of Consequential Damages. To the fullest extent permitted by applicable law, each Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document, the transactions contemplated thereby, the Loans or the use of the proceeds thereof.

8.11 Reinstatement. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied is revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

8.12 Counterparts. This Agreement may be executed in counterparts (and by different Parties in different counterparts), each of which constitutes an original, but all of which when taken together constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission is as effective as delivery of a manually executed counterpart of this Agreement.

(Signature page(s) follow)

The Parties have executed and delivered this Agreement as of the date first above written.

MYOVANT SCIENCES GMBH

By:	/s/ Sascha Bucher

Name: Sascha Bucher
Title: Director and Head of Global Transactions

MYOVANT SCIENCES LTD.

By:	/s/ Marianne Romeo

Name: Marianne Romeo
Title: Head, Global Transactions and Risk Management

[Signature Page to Loan Agreement]

SUMITOMO DAINIPPON PHARMA CO., LTD.

By:	/s/ Hiroyuki Baba

Name: Hiroyuki Baba
Title: Senior Executive Officer

[Signature Page to Loan Agreement]

ANNEX A

Rules of Construction

1. Definitions. As used in this Agreement, the plural includes the singular and the singular includes the plural. As used in this Agreement, the following terms have the following meanings:

“10 Non-Bank Rule” means the rule that the aggregate number of Lenders under this Agreement which are not Qualifying Banks must not at any time exceed ten, all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

“20 Non-Bank Rule” means the rule that the aggregate number of creditors (including the Lenders), other than Qualifying Banks, of the Borrower under all its outstanding debts relevant for classification as debenture (Kassenobligation) (including debt arising under this Agreement) must not at any time exceed 20, all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “controlled” has the meaning correlative thereto.

“Agreement” has the meaning set forth for such term in the introduction.

“Anti-Social Force” means an organized crime group, an organized crime group member, a Person who has been an organized crime group member within the past five years, an organized crime group sub-member, an organized crime group affiliate company, a corporate extortionist, an extortionist who pretends to undertake social movements, a special intellectual organized crime group or any other Person or group similar to the above.

“Benchmark Rate” means, as of any date of determination, (a) until such time as an alternative rate is established under Section 2.7(B), a rate per annum equal to LIBOR for such date and (b) if an alternative rate is established under Section 2.7(B), then such alternative as of such date; provided that if the Benchmark Rate is less than 0%, then the Benchmark Rate will be deemed to be 0% for purposes of this Agreement.

“Borrower” has the meaning set forth for such term in the introduction.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of Japan or is a day on which banking institutions in London, New York or Zurich are authorized or required by law to close.

“Change of Control” means any of the following events: (a) any third party (or group of third parties acting in concert), other than Lender or any of its Affiliates, becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the capital stock then outstanding of the Parent normally entitled to vote in elections of directors; (b) the Parent consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into the Parent, in either event pursuant to a transaction (or series of transactions) in which more than 50% of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least 50% of the outstanding shares of such Person preceding such consolidation or merger; (c) the Parent or the Borrower conveys, transfers, assigns, leases, or otherwise disposes all or substantially all of its assets to any Person or (d) the Borrower ceases to be a direct or indirect wholly owned Subsidiary of the Parent.

“Closing Date” means the date of this Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Disclosure Schedule” means the disclosure schedule attached to this Agreement as of the Closing Date.

“Drawdown Notice” has the meaning set forth for such term in Section 2.2.

“Drawdown Termination Date” means the date occurring three months prior to the fifth anniversary of the Closing Date.

“Debtor Relief Laws” means the United States Bankruptcy Code, the Insolvency Act 1986 (U.K.), Enterprise Act 2002 (U.K.), Companies Act 2006 (U.K.) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, examinership, reorganization, or similar debtor relief laws of the United States, the United Kingdom, Ireland, Switzerland or Bermuda or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of equity interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any equity interests that, by their terms (or by the terms of any security or other equity interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, fundamental change, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and the termination of the Lender’s commitment hereunder), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and cash in lieu of fractional shares) (except as a result of a change of control fundamental change, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and the termination of the Lender’s commitment hereunder), in whole or in part, (c) provides for scheduled payments of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other equity interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date; provided that if such equity interests are issued pursuant to a plan for the benefit of the Parent or its Subsidiaries or their directors, officers, employees or consultants or by any such plan to directors, officers, employees or consultants of the Parent or any of its Subsidiaries, such equity interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such director, officer, employee or consultant’s termination, death or disability.

“Disruption Event” means the inability of the Lender to fund a Loan due to (a) the occurrence of any natural disaster or war, (b) any suspension or disruption of electrical, communications or various clearing and settlement systems, (c) any event that occurs within the relevant interbank market that makes impossible for banks to provide or borrow loans in Dollars or (d) any other force majeure event not attributable to the Lender.

“Dollar” and “$” mean lawful money of the United States.

“Drawdown Notice” has the meaning set forth for such term in Section 2.2.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to hazardous materials, air emissions, discharges to waste or public systems and health and safety matters.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” has the meaning set forth for such term in Section 7.1.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation to which such Subsidiary is a party or by which it or any of its property or assets is bound from guaranteeing the Obligations so long as any such agreement, instrument or other undertaking was not entered into in connection with, or in contemplation of, the provisions of this definition, (b) any Subsidiary to the extent the guarantee by such Subsidiary of the Obligations would violate the fiduciary duties of its directors or would create a material risk of personal or criminal liability on the part of any director or officer of such Subsidiary (including as a result of “thin capitalization” rules and limitations on financial assistance), (c) any Subsidiary that as a result of providing a guarantee of the Obligations by such Subsidiary would subject the Parent or any of its Subsidiaries to material and adverse tax consequences and (d) any Subsidiary with respect to which guaranteeing the Obligations would require consent, approval, license or authorization from any Governmental Authority, unless such consent, approval, license or authorization has been obtained.

“FCPA” has the meaning set forth for such term in Section 3.11(B).

“GAAP” means United States generally accepted accounting principles as in effect as of the date of determination thereof. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein are construed, and all computations of amounts and ratios referred to herein are made, without giving effect to (a) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any Subsidiary at “fair value”, as defined therein, (b) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness will at all times be valued at the full stated principal amount thereof and (c) Accounting Standards Codification 842, Leases (or any other Accounting Standards Codification having similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement) would be required to be treated as a capital lease thereunder where such lease (or arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of such Accounting Standards Codification.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means, collectively, the Parent and each Subsidiary of Parent (other than the Borrower or any Excluded Subsidiary).

“Guaranty” means the Guaranty dated as of the Closing Date made by the Guarantors in favor of the Lender.

“Guidelines” means, together, guideline S-02.123 in relation to interbank loans of September 22, 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter No. 34 of July 26, 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011) and the circular letter No. 15 of October 3, 2017 (1-015-DVS-2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundesssteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017), circular letter No. 46 of July 24, 2019 (1-046-VS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 betreffend steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen vom 24. Juli 2019) and circular letter No. 47 of July 25, 2019 (1-047-V-2019) in relation to bonds (Kreisschreiben Nr. 47 betreffend Obligationen vom 25. Juli 2019), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung) or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“Hercules Facility” means the transactions evidenced by the Loan and Security Agreement dated October 16, 2017, by and between the Loan Parties and Hercules Capital, Inc.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(A)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(B)

all direct or contingent obligations of such Person arising under (i) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(C)	net obligations of such Person under any Swap Contract;

(D)

all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and deferred compensation and severance, pension, health and welfare retirement and equivalent benefits to current or former employees, directors or managers of such Person and its Subsidiaries);

(E)

indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(F)

any capitalized lease of such Person that would appear on its balance sheet in accordance with GAAP or any synthetic, off-balance sheet, tax retention lease or other similar arrangement of such Person that would appear on its balance sheet in accordance with GAAP if such arrangement were accounted for as a capital lease;

(G)	all obligations of such Person in respect of any Disqualified Equity Interests; and

(H)	all guarantees or contingent obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person includes the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnitee” has the meaning set forth for such term in Section 2.9.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of equity interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

“Lender” has the meaning set forth for such term in the introduction.

“LIBOR” means, as of any date of determination, the London Interbank Offered Rate for a three months period as displayed on any applicable screen page the Lender designates (or on any successor or substitute page or service providing quotations of interest rates comparable to those currently provided on such page) as published at approximately 11:00 a.m. (London time) three Business Days prior to the first day of the calendar quarter in which such date of determination occurs.

“Lien” means any security interest, pledge, mortgage, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loans” has the meaning set forth for such term in Section 2.1.

“Loan Documents” means this Agreement, any promissory notes issued pursuant hereto, the Guaranty and all other agreements, instruments, certificates or other documents now or hereafter executed or delivered to, or in favor of, the Lender in connection with the Loan Agreement or the transactions contemplated thereby.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Margin” means 3% per annum.

“Margin Stock” means (a) margin stock within the meaning of Regulations T, U and X of the Federal Reserve Board and all official rulings and interpretations thereunder or thereof and (b) financial instruments within the meaning of the Swiss Federal Act on Financial Services of June 15, 2018 (Bundesgesetz über die Finanzdienstleistungen).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole, or (b) a material adverse effect on (i) the ability of the Loan Parties to perform the Obligations, (ii) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, the Lender under any Loan Document.

“Maturity Date” means the earlier to occur of (a) the fifth anniversary of the Closing Date and (b) the date the outstanding principal of the Loans is declared due and payable pursuant to Section 7.2(B).

“Non-Bank Rules” means, together, the 10 Non-Bank Rule and the 20 Non-Bank Rule.

“NQ Facility” means the transactions evidenced by the Securities Purchase Agreement dated as of October 16, 2017, between the Borrower and NovaQuest Pharma Opportunities Fund IV, L.P.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to the Loans, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Parent” has the meaning set forth for such term in the introduction.

“Parent Board” means the board of directors of the Parent.

“Parties” has the meaning set forth for such term in the introduction.

“Permitted Affiliate Investments” means, with respect to any Person, an Investment by such Person in, or a Disposition by such Person to, (a) with respect to any Loan Party, (i) any other Loan Party or (ii) any Subsidiary that is not a Loan Party in an amount (for Investments and Dispositions in the aggregate) not to exceed $1,000,000 in the aggregate and (b) with respect to any Subsidiary of the Parent that is not a Loan Party, (i) any Loan Party or (ii) any other Subsidiary that is wholly owned by a Loan Party.

“Permitted Dispositions” means:

(A)	Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(B)	Dispositions of inventory and Investments in the ordinary course of business;

(C)

Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(D)	Dispositions permitted by Section 6.3, Restricted Payments permitted by Section 6.5 and Permitted Investments;

(E)

leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Parent and its Subsidiaries;

(F)	Permitted Affiliate Investments;

(G)	Dispositions of intellectual property rights that are no longer used or useful in the business of the Parent and its Subsidiaries;

(H)

the surrender, waiver or settlement of contractual rights in the ordinary course of business, or the surrender, waiver or settlement of claims and litigation claims, whether or not in the ordinary course of business;

(I)

the discount, write-off or Disposition of overdue accounts receivable or the sale of any such accounts receivable for the purpose of collection to any collection agency, in each case in the ordinary course of business;

(J)	other Dispositions that are approved by the Parent Board; and

(K)

Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this definition so long as that the aggregate book value of all property Disposed of pursuant to this clause (K) in any fiscal year does not exceed $1,000,000

“Permitted Indebtedness” means:

(A)	Indebtedness under the Loan Documents;

(B)	guarantees of the Parent or any Subsidiary in respect of Indebtedness otherwise permitted hereunder;

(C)

obligations (contingent or otherwise) of the Parent or its Subsidiaries existing or arising under any Swap Contract so long as such obligations are entered into in the ordinary course of business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated, or changes in the value of securities issued, and not for speculative purposes;

(D)

Indebtedness in respect of capital leases and purchase money obligations for fixed or capital assets within the limitations set forth in clause (H) of the definition of Permitted Liens so long as the aggregate outstanding amount of such Indebtedness does not exceed $1,500,000;

(E)

Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(F)	Indebtedness in respect of Permitted Affiliate Investments;

(G)

Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with letters of credit and cash management services (including credit cards, merchant cards, purchase cards and debit cards) in the ordinary course of business;

(H)	Indebtedness incurred to finance insurance premiums; and

(I)	other unsecured Indebtedness in a principal amount not to exceed $1,000,000 at any time outstanding.

“Permitted Investments” means:

(A)	Investments held in the form of cash or cash equivalents or other Specified Permitted Investments;

(B)

(i) Investments in Subsidiaries in existence on the Closing Date and (ii) other Investments in existence on the Closing Date and identified on the Disclosure Schedule and any refinancing, refunding, renewal or extension of any such Investment that does not increase the amount thereof;

(C)	Permitted Affiliate Investments;

(D)

Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(E)	Investments consisting of the indorsement by the Parent or any Subsidiary of negotiable instruments payable to such Person for deposit or collection in the ordinary course of business;

(F)	Investments accepted in connection with Permitted Dispositions;

(G)

Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of shares of the Parent pursuant to employee share or stock purchase plans or other similar agreements approved by the Parent Board;

(H)	Investments consisting of travel advances, relocation loans, and other loan advances (or guarantees thereof) to employees, officers and directors in the ordinary course of business;

(I)	Swap Contracts permitted under clause (C) of the definition of Permitted Indebtedness;

(J)	to the extent constituting an Investment, transactions otherwise permitted by Section 6.1, Section 6.3 and Section 6.5;

(K)	other Investments that are approved by the Parent Board; and

(L)	additional Investments that do not exceed $1,500,000 in the aggregate net outstanding amount.

“Permitted Liens” means:

(A)

Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(B)

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(C)	pledges and deposits to secure the performance of obligations (including by way deposits to secure letters of credit issued to secure the same) under commercial supply or manufacturing agreements;

(D)	pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(E)

deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(F)

easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(G)	Liens securing judgments for the payment of money not constituting an Event of Default;

(H)

Liens securing Indebtedness permitted under clause (D) of the definition of Permitted Indebtedness so long as (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost of the property being financed with such Indebtedness;

(I)

Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry and (iii) on cash and cash equivalents to secure obligations in respect of letters of credit and cash management services permitted pursuant to clause (G) of the definition of Permitted Indebtedness;

(J)	any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the ordinary course of business;

(K)

leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries or (ii) secure any Indebtedness;

(L)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(M)	Liens to secure obligations under Swap Contracts permitted pursuant to clause (C) of the definition of Permitted Indebtedness; and

(N)	Liens on insurance proceeds securing the payment of financed insurance premiums.

“Permitted Non-Qualifying Bank” means a Lender which is not a Qualifying Bank but has been accepted as a Lender by the Borrower under Section 8.7.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Prepayment Notice” has the meaning set forth for such term in Section 2.6.

“Qualified Equity Interests” means equity interests that are not Disqualified Equity Interests.

“Qualifying Bank” means:

(A)	any bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen), or

(B)

a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case within the meaning of the Guidelines.

“Related Party” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Responsible Officer” means the Parent’s chief executive officer, president, chief financial officer, chief accounting officer or any executive vice president.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).

“Rolling Forecast” means the 18-month forward projections including cash sources and uses, the initial form of which is attached as Exhibit C, as it may be extended, amended, modified or supplemented from time to time (including any quarterly updates thereto) as approved by the Parent Board and delivered to the Lender in accordance with Section 5.1(C).

“Sanctions” has the meaning set forth for such term in Section 3.11(A).

“Specified Permitted Investments” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, (d) money market accounts, (e) investments denominated in the currency of foreign jurisdictions with a maturity of not more than one year from the date of acquisition thereof which are substantially similar (including creditworthiness) to the items specified in clauses (a) through (d) above made in the ordinary course of business, (f) securities of government sponsored entities having ratings of at least AAA by Moody’s (or the then equivalent grade) or AAA by S&P (or the then equivalent grade) as of the date of acquisition and having maturities not more than one year from the date of acquisition thereof, (g) in the case of the Parent or any non-United States Subsidiary, other short-term investments that are analogous to those referenced in the foregoing clauses (a) through (f), are of comparable credit quality and are customarily used by the companies in the jurisdiction of the Parent or such non-United States Subsidiary for cash management purposes and (h) other Investments described in Parent’s investment policy as approved by the Parent Board from time to time.

“Strategic Alliance Entities” means, collectively, the Parent, Urovant Sciences Ltd., an exempted company organized under the laws of Bermuda, Enzyvant Therapeutics Ltd., an exempted company organized under the laws of Bermuda, Spirovant Sciences Ltd., an exempted company organized under the laws of Bermuda, Altavant Sciences Ltd., an exempted company organized under the laws of Bermuda, Vant Alliance Ltd., an exempted company organized under the laws of Bermuda, and any other Person entity that is an Affiliate of the Lender and designated by the lender as part of such alliance.

“Subsidiary” of any Person (the “parent”) means and includes any other Person in which the parent directly or indirectly through one or more Persons holds more than 50% of the equity interests of such other Person. Unless otherwise expressly provided, all references to “Subsidiary” herein mean a Subsidiary of the Parent.

“Swap Contract” means any rate swap transactions, foreign exchange transactions, currency swap transactions, credit derivative transactions, commodity swaps, equity or bond swaps or any other similar transactions or any combination thereof (including any options with respect thereto).

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Withholding Tax” means taxes imposed under Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), as amended from time to time.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“United States” means the United States of America.

2. Use of Certain Terms. As used in this Agreement, “include,” “includes” and “including” have the inclusive meaning of “including without limitation.” All pronouns and any variations thereof refer to masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

3. Irish Terms. Where it relates to Loan Party organized under the laws of Ireland. (a) a reference to “examiner” and “examinership” have the meaning given to such terms in Part 10 of the Irish Companies Act 2014 and (b) a Person being unable to pay its debts includes such Person being unable to pay its debts within the meaning of Sections 509(3) and 570 of the Irish Companies Act 2014.

4. Headings and References. Section and other headings are for reference only, and do not affect the interpretation or meaning of any provision of this Agreement. Unless otherwise provided, references to articles, sections, clauses, annexes, schedules and exhibits refer to articles, sections, clauses, annexes, schedules and exhibits of this Agreement. The words “hereof,” “herein,” “hereby,” “hereunder” and other similar terms of this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement. Unless otherwise expressly indicated in this Agreement, the words “above” and “below,” when following a reference to a clause of any Loan Document, refer to a clause within the same section of such Loan Document. References in this Agreement to any Loan Document or any other agreement are deemed to (a) refer to such Loan Document or such other agreements, as the case may be, as the same may be amended, restated, supplemented or otherwise modified from time to time under the provisions hereof or thereof, unless expressly stated otherwise or unless such amendment, restatement, supplement or modification is not permitted by the terms of this Agreement and (b) include all schedules, exhibits and appendices thereto. References in this Agreement to any law, rule, statute or regulation are deemed to refer to such law, rule, statute or regulation as it may be amended, supplemented or otherwise modified from time to time, and any successor law, rule, statute or regulation, in each case as in effect at the time any such reference is operative. Any reference to a Person includes the successors, assigns, participants and transferees of such Person, but such reference will not increase, decrease or otherwise modify in any way the provisions in any Loan Document governing the assignment of rights and obligations under or the binding effect of any provision of any Loan Document.

ANNEX B

Closing Conditions

The effectiveness of this Agreement is subject to the satisfaction or waiver of the following conditions (and, in the case of each document specified in this Annex B to be received by the Lender, such document is in form and substance satisfactory to the Lender):

(A)	Executed Loan Documents. This Agreement and each of the other Loan Documents have been duly authorized, executed and delivered to the Lender by the Parties

(B)	Payoff Letters. The Lender has received pay-off letters in respect of the NQ Facility and the Hercules Facility in form and substance satisfactory to it.

(C)

Consents and Approvals. The Loan Parties have received all consents and approvals (including from its other lenders) to enter into the Loan Documents, incur the Loan and grant the security interests contemplated thereby.

(D)

Certificates. The Lender has received such customary certificates of resolutions or other action, incumbency and other certification of the officers of the Loan Parties as the Lender may require evidencing the identity, authority and capacity of each officer authorized to act in connection with the Loan Documents.

(E)

Organizational Documents. The Lender has received such certificates and other documents (including, as applicable, good standing certificates) as the Lender may request relating to the organization, existence and, as applicable, good standing of the Loan Parties and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby.

(F)	Legal Opinions. The Lender has received opinions of counsel to the Loan Parties covering such customary matters as are required by the Lender.

(G)	Fees and Expenses. The Borrower has paid all fees, costs and expenses (including legal fees and expenses) required to be paid by it to the Lender in connection herewith to the extent due.

(H)

KYC Information. Upon the reasonable request of Lender made in writing at least ten days prior to the Closing Date, the Borrower has provided to the Lender all documentation and information so requested about the Borrower and its Subsidiaries in connection with applicable “know your customer” and anti-money-laundering rules and regulations, in each case at least five days prior to the Closing Date.

(I)	Other Documents. The Lender has received such other documents as the Lender may request.

ANNEX C

Notices

All notices and other communications provided for in the Loan Documents must be in the manner set forth in Section 8.5 to the following addresses:

(A)	if to the Parent or the Borrower:

c/o Myovant Sciences GmbH

Attention: Elke Hunsche

Viaduktstrasse 8

4051 Basel Switzerland

Telephone: +41 (43) 2108129

Email: Elke.hunsche@myovant.com

with a copy to:

c/o Myovant Sciences, Inc.

Attention: Frank Karbe

2000 Sierra Point Parkway, 9th Floor

Brisbane, CA 94005

Telephone: 650-238-0241

Email: Frank.Karbe@myovant.com

(B)	if to the Lender:

6-8, Doshomachi 2-chome

Chuo-ku, Osaka 541-0045

JAPAN

Attention: SUMITOMO DAINIPPON PHARMA CO., LTD.

Telephone: +81 6 6203 5708

Email: minoru-onishi@ds-pharma.co.jp

EXHIBIT A

Drawdown Notice

From:             MYOVANT SCIENCES GMBH

To:                 SUMITOMO DAINIPPON PHARMA CO., LTD.

Dated:

Dear Sirs,

1. We refer to the Loan Agreement (as from time to time amended, varied, novated or supplemented) dated December 27, 2019, and made between ourselves as Borrower and yourselves as Lender (the “Loan Agreement”).

2. We hereby give you notice, pursuant to the Loan Agreement, that we wish to borrow an Advance on [insert date] in the amount of US$ [insert amount] for an Interest Period of [insert number] days from [insert date] to [insert date] upon the terms and subject to the conditions contained therein.

3. The Advance should be credited on [insert date] to:

Bank:

Branch:

Address:

SWIFT Code:

Account no. :

Beneficiary :

ADDRESS:

Yours faithfully

for and on behalf of
Myovant Sciences GmbH

EXHIBIT B

Prepayment Notice

From:             MYOVANT SCIENCES GMBH

To:                 SUMITOMO DAINIPPON PHARMA CO., LTD.

Dated:

Dear Sirs,

1. We refer to the Loan Agreement (as from time to time amended, varied, novated or supplemented) dated December 27, 2019, and made between ourselves as Borrower and yourselves as Lender (the “Loan Agreement”).

2. We hereby give you notice, pursuant to the Loan Agreement, that on [insert date] we intend to pay to you the sum of [insert total amount] ([amount] as the principal and [amount] as the interest), in prepayment of [an] Advance[s] (as defined in the Loan Agreement) made to us[; provided that such prepayment is subject to the consummation of [description of transaction]]. Please let us know the details of your bank account, to which we shall remit the prepayment.

Yours faithfully

for and on behalf of
Myovant Sciences GmbH